EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
PrivateBancorp, Inc.:

     As independent public accounts, we hereby consent to incorporation by reference in this registration statement on Form S-8 of PrivateBancorp, Inc., of our report dated January 29, 1999 (except with respect to the matter discussed in Note 19, as to which the date is June 25, 1999), relating to the consolidated balance sheet of PrivateBancorp, Inc. and subsidiary as of December 31, 1998 and 1997 and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1998, 1997 and 1996 which report appears in Amendment No. 2 to the Registrant's Form S-1 Registration Statement No. 333-77147 filed with the Securities and Exchange Commission on June 28, 1999.


                                       /s/ ARTHUR ANDERSEN LLP



Chicago, Illinois
September ___, 1999